                                      BLACKROCK MUNIYIELD MICHIGAN INSURED FUND, INC.

       FILE #811-07080

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
08/02/2006	Commonwealth of Puerto Rico	835,650,000	1,250,000

Morgan Stanley, Goldman Sachs & Co., Banc of America Securities LLC, Citigroup Global Markets, JP Morgan Securities Inc., Lehman Brothers, Merrill Lynch & Co., Popular Securities, Raymond James & Associates, Ramirez & Co., Wachovia Bank, UBS Securities LLC